Exhibit 99.1

Hillcrest Bank Expands into Utah
Local Banker Chet Samuelson Named as Market President

Hillcrest Bank, a division of NBH Bank, announced its expansion into Utah, with a focus on serving commercial and business banking clients in the Wasatch Front.

Chet Samuelson will serve as Hillcrest Bank’s Market President in Utah. As the Bank’s market leader, he and his team will offer a full range of business and commercial banking services.  Samuelson is a Utah resident with two decades of professional banking experience.

In making the announcement, Tim Laney, Chairman, President and CEO of National Bank Holdings Corporation, parent of Hillcrest Bank, said, “We are very excited to expand our commercial and business banking footprint into Utah, one of our Country’s most diversified and progressive labor markets.  We are fortunate to have Chet Samuelson join us to establish a strong foothold in what we recognize is a highly attractive and competitive market. In addition to his well-rounded and seasoned banking expertise, Chet also has a deep appreciation and understanding of the importance of being involved and engaged in the local community.  We are thrilled to have Chet lead the way in serving our commercial and business clients and the community in Utah.”

Samuelson received his Bachelor of Science and MBA from Weber State University in Ogden, Utah, and began his career in Ogden with Bank One. He remained through the bank’s merger with J.P. Morgan Chase, working for them through 2014 in positions ranging from Credit Analyst to Senior Banker.  During that time, he also led the effort as Chase Commercial Bank expanded into Idaho through their acquisition of Washington Mutual in 2008.

In 2014, Samuelson joined the Wells Fargo Commercial Bank in Utah and led the Global Banking expansion effort for Wells Fargo and its Middle Market customers, serving as Global Banking Regional Manager for the eight mountain states.  He has served on numerous boards, including the Utah World Trade Center, Mountain West Capital Network, Utah Microenterprise Fund and the Utah County Chamber of Commerce.

Commenting on his decision to join Hillcrest Bank, Samuelson said, “Their strong commitment to relationship and community building is well aligned to my values. I am also impressed with the exceptional experience of the parent company’s management team. They clearly recognize the opportunity to serve one of the strongest business communities in the country, and I am honored to serve as a founding leader in the market I call home.”

NBH Bank also offers residential banking and mortgage services in Utah through Community Banks Mortgage.

About NBH Bank

NBH Bank, a wholly-owned subsidiary of National Bank Holdings Corporation (publicly traded on NYSE: NBHC), operates a network of 104 banking centers, serving individual consumers, small, medium and large businesses, and government and non-profit entities. NBH Bank operates under the following brand names: Bank Midwest in Kansas and Missouri, Community Banks of Colorado in Colorado, and Hillcrest Bank in Texas, New Mexico and Utah. National Bank Holdings Corporation is a bank holding company created to build a leading community bank franchise delivering high-quality client service and committed to shareholder results.  Its banking centers are located in its core footprint of Colorado, the greater Kansas City region, Texas and New Mexico.  Its comprehensive residential banking group primarily serves the bank's core footprint with an additional office in Utah, operating as Community Banks Mortgage.

For more information visit: bankmw.com, cobnks.com, hillcrestbank.com or nbhbank.com. More information about National Bank Holdings Corporation can be found at www.nationalbankholdings.com.

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Bank Midwest: facebook.com/bankmw, twitter.com/bank_mw, instagram.com/bankmw;

Community Banks of Colorado: facebook.com/cobnks, twitter.com/cobnks, instagram.com/cobnks;

Hillcrest Bank: facebook.com/hillcrestbank, twitter.com/hillcrest_bank;

NBH Bank: twitter.com/nbhbank;

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Contact:

Analysts/Institutional Investors:

Aldis Birkans, 720-529-3314

Chief Financial Officer; Treasurer

Or

Media:

Whitney Bartelli, 816-298-2203

Chief Marketing Officer

media@nbhbank.com

Source: NBH Bank